Dated February 17, 2000



                          -----------------------------

                            BANQUE NATIONALE DE PARIS

                            CREDIT AGRICOLE INDOSUEZ

                                DEUTSCHE BANK AG
                                  PARIS BRANCH

                      WESTDEUTSCHE LANDESBANK GIROZENTRALE
                                  PARIS BRANCH

                                       and

                                 FRANCE TELECOM







                          -----------------------------

                          PUT AND CALL OPTION AGREEMENT

                          -----------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

1.  Definitions and Interpretation.............................................1

2.  Conditions.................................................................6

3.  Put Option.................................................................7

4.  Call Option................................................................8

5.  Sale Price and Refund of Option Premium....................................9

6.  Fees, Option Premium and Default Interest.................................10

7.  Payments..................................................................11

8.  Undertakings..............................................................12

9.  Representations and Warranties............................................14

10. Put Acceleration Events...................................................17

11. Indemnity.................................................................20

12. Increased costs...........................................................22

13. Mitigation by the Finance Parties.........................................23

14. Costs and Expenses........................................................24

15. Possible Extension of the Call Option Period and of the Put Option Period.24

16. Assignments and Transfers.................................................26

17. Bank Representative.......................................................26

18. Accession of New Banks....................................................29

19. Applicable Law and Jurisdiction...........................................29

20. Entire Agreement..........................................................29

21. Notices...................................................................29

22. Remedies and Waivers......................................................31


EXHIBIT 3.3    NOTICE

EXHIBIT 3.4    STOCK POWER

EXHIBIT 18 FORM OF ACCESSION NOTICE TO BE DELIVERED BY AN ADDITIONAL BANK PURSUANT TO CLAUSE 18

THIS AGREEMENT (this "Agreement") is made on February 17, 2000

AMONG:

BANQUE NATIONALE DE PARIS whose principal place of business is at 16 boulevard des Italiens, 75009 Paris France, represented by Lionel Bordarier and Christophe Delafontaine ("BNP");

CREDIT AGRICOLE INDOSUEZ whose principal place of business is at 9, Quai du President Paul Doumer, 92400 Courbevoie France, represented by Michel Chabanel and Damien Scaillierez ("CAI");

DEUTSCHE BANK AG acting through its Paris branch whose principal place of business is at 3 avenue de Friedland, 75008 Paris, represented by Benoit Deschamps and Antoine de Maistre ("DB");

WESTDEUTSCHE LANDESBANK GIROZENTRALE acting through its Paris branch whose principal place of business is at 15 avenue de Friedland, 75008 Paris, represented by Barbara Selves and Nadine Veldung ("West LB");

(BNP, CAI, DB and West LB are hereafter referred to each as a "Bank" and collectively as the "Banks")

and

FRANCE TELECOM whose principal place of business is at 6 Place d'Alleray, 75505 Paris, Cedex 15, France, represented by Eric Bouvier and _______________________ ("France Telecom").

IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED, IT IS HEREBY AGREED as follows:

1.     Definitions and Interpretation

1.1    Definitions

       The following words and expressions where used in this Agreement have the meanings given to them below:

       "Additional Bank" has the meaning set forth in clause 18 Accession of New Banks;

       "Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that Person or any other Subsidiary of that Holding Company;

       "Banks" has the meaning set forth at the beginning of this Agreement to also include any Additional Bank after its accession to this Agreement in accordance with the provisions of clause 18 Accession of New Banks;

       "Bank Representative" means CAI, appointed pursuant to clause 17 Bank Representative in its separate capacity to act as the Banks' representative or any successor named as Bank Representative pursuant to the terms of this Agreement;

       "Borrowed Monies Indebtedness" means any indebtedness of any person:

       (i)    for monies borrowed;

       (ii) whether actual or contingent under any guarantee, security, indemnity or other commitment designed to assure any creditor against loss in respect of any Borrowed Monies Indebtedness of any third party;

       (iii) under any acceptance credit having a term exceeding 90 days from the date of issue;

       (iv) under any debenture, bond, note, bill of exchange or commercial paper;

       (v) for amounts actually owing in respect of any interest rate swap or cross-currency swap or forward sale or purchase contract; or

       (vi) in respect of the payment obligations under any lease entered into for the purpose of obtaining or raising finance;

       "Business Day" means any day on which banks are open for general business in New York City and Paris, excluding Saturdays and Sundays;

       "Call Completion Date" has the meaning set forth in clause 4.2;

       "Call Option" means the right of France Telecom (exercisable during the Call Option Period) to acquire all (but not less than all) of the Option Stock from the Banks at a price equal to the sum of all Sale Prices as set forth in clause 4.1;

       "Call Option Period" means the period during which the Call Option can be exercised (within the meaning of clause 1.2.5.), being the period commencing on the Date of Issue and ending 5 Business Days before the Termination Date;

       "Completion Date" means any Call Completion Date or Put Completion Date being the day on which France Telecom completes the sale and purchase of Option Stock from Banks;

       "Consolidated Net Worth" means the aggregate of the amount paid up or credited as paid up on the issued ordinary share capital of France Telecom including any capital reserves and retained earnings deducting (to the extent included) any minority interests, all as determined by reference to its most recent consolidated financial statements prepared in accordance with generally accepted accounting principles in France relating to commercial and industrial companies;

       "Date of Issue" means the date of issue, sale and delivery of the Preferred Stock pursuant to the Purchase Agreement;

       "Dollars" and "US$" mean the lawful currency of the United States of America;

       "Finance Party" means the Bank Representative or a Bank;

       "Group" means France Telecom and its Subsidiaries;

       "Holding Company" means in relation to a company or corporation, any other company or corporation in respect of which the former is a Subsidiary;

       "LIBOR" means in relation to each Premium Period or other period concerned (which shall not vary during such period when fixed), the London Interbank Offered Rate for deposits in Dollars for an equivalent period (or, for any period which is not exactly divisible by a month, for a period rounded upwards to the nearest month) as displayed on the relevant page (T 3750) of the Reuters Monitor Money Rates Service (or, if the agreed page is replaced or that service is unavailable, such alternative page or service as the Bank Representative may select) at or about 11 A.M. on the second London banking day before the first day of such period; if no rate available as provided above, LIBOR means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bank Representative at its request quoted by the Reference Banks to leading banks in the London interbank market at or about 11 A.M on the second London banking day before the first day of the period concerned for deposits in Dollars for an equivalent period;

       "Majority Banks" means as long as the number of Banks is four, at least two Banks and at any other time, Banks the sum of whose Purchase Prices represent an amount equal to or greater than 50% of the sum of all Purchase Prices at such time;

       "Market Disruption Event" means:

       (i) when LIBOR is to be determined by reference to the Reference Banks as provided in the definition of LIBOR and none or only one of the Reference Banks supplies a rate to the Bank Representative to determine LIBOR for the relevant Premium Period or other period concerned, or

       (ii) before close of business day in London on the day where LIBOR must be determined for a given Premium Period or for another period concerned, the Bank Representative receives notification from a Bank or Banks that the cost to it or to them of obtaining matching deposits in the London Interbank Market would be in excess of LIBOR;

       "NTL" means NTL Incorporated, a Delaware corporation (or its successor company);

       "Option Premium" means the premium from time to time payable pursuant to clause 6 Fees, Option Premium and Default Interest;

       "Option Stock" means the aggregate of 275,000 shares of Preferred Stock held by BNP, 275,000 shares of Preferred Stock held by CAI, 275,000 shares of Preferred Stock held by DB and 275,000 shares of Preferred Stock held by West LB, the number of Preferred Stock held by each Additional Bank, if any, and (in each case) shall include any further or additional securities allotted in respect thereof (whether by way of distribution, bonus or otherwise) or in substitution therefor (whether as a result of conversion, the implementation of a scheme of arrangement or similar proposal or otherwise howsoever);

       "Overnight Rate" means the rate quoted daily as the overnight rate in the London interbank market for deposits in Dollars and listed in the relevant page of the Reuters Monitor Money Rates Service;

       "Preferred Stock" means the series of redeemable 5% preferred shares of NTL issuable to and purchasable by the Banks and France Telecom under the Purchase Agreement;

       "Premium Payment Date" means each of the dates as set out in the table under the definition of "Relevant Margin";

       "Premium Period" means the period between each Premium Payment Date, other than the fourth Premium Period, which will be the period between the fourth Premium Payment Date and the date two years after the Date of Issue;

       "Prepaid LIBOR" means in relation to each Premium Period or other period concerned, the rate equivalent in present value to the LIBOR rate determined in actuarial terms, to be calculated as follows:

       PL = LIBOR 6 months X 360
            --------------------------
            360 + (LIBOR 6 months X j)

       where "PL" is the Prepaid LIBOR and "j" is the number of days comprising the period for which Prepaid LIBOR is calculated.

       "Protected Party" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under this Agreement or in connection with the Option Stock (including any dividend related thereto);

       "Purchase Agreement" means the agreement dated the date of this Agreement among NTL, France Telecom and the Banks (including the attached Certificate of Designation, as defined in the Purchase Agreement) relating to the issuance by NTL to, and the purchase by France Telecom (or its assignees) and the Banks of, the Preferred Stock;

       "Purchase Price" means with respect to each Bank the purchase price paid by such Bank to NTL to purchase the Preferred Stock held by such Bank (pursuant to the Purchase Agreement), such Purchase Price to be in the amount of US$ 275,000,000 in the case of each of BNP, CAI, DB and West LB;

       "Put Acceleration Events" means any of the events or circumstances set out in clause 10 Put Acceleration Events;

       "Put Completion Date" has the meaning set forth in clause 3.3;

       "Put Option" means the right of each Bank to require France Telecom to acquire all (but not less than all) of the Option Stock it holds as set forth in clause 3.1;

       "Put Option Period" means the period during which the Put Option can be exercised (within the meaning of clause 1.2.5), being the period commencing on the day 20 Business Days before the Termination Date and ending on the day which is 8 Business Days before the Termination Date;

       "Reference Banks" means, in relation to LIBOR, the principal London offices of National Westminster Bank, plc, Dresdner Bank, AG and Credit Lyonnais or such other banks as may be appointed by the Bank Representative in consultation with France Telecom;

       "Relevant Margin" means the margin applicable to the calculation of the Option Premium in respect of each Premium Period, as more particularly set out below:

       -------------------- --------------------------- --------------------------- -----------------------------
         Premium Period       Premium Payment Dates      Last day of the Premium          Relevant Margin
                                                                  Period
       -------------------- --------------------------- --------------------------- -----------------------------
       First                The Date of Issue           6  months  after  the Date  0.15 per cent per annum
                                                        of Issue

       -------------------- --------------------------- --------------------------- -----------------------------
       Second               6  months  after  the Date  1 year  after  the Date of  0.15 per cent per annum
                            of Issue                    Issue

       -------------------- --------------------------- --------------------------- -----------------------------
       Third                1 year  after  the Date of  18  months  after the Date  0.25 per cent per annum
                            Issue                       of Issue

       -------------------- --------------------------- --------------------------- -----------------------------
       -------------------- --------------------------- --------------------------- -----------------------------
       Fourth               18  months  after the Date  2 years  after the Date of  0.25 per cent per annum
                            of   Issue    (the    last  Issue
                            Premium Payment Date)

       -------------------- --------------------------- --------------------------- -----------------------------

       "Sale Price" means the price to be paid for the Option Stock held by each Bank on the Completion Date as described in clause 5 Sale Price and Refund of Option Premium;

       "Subsidiary" means with respect to a company or corporation, any company or corporation

       (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

       (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

       (iii) which is a subsidiary of another Subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation has the right or power to direct its affairs and/or has the right to elect a majority of its board of directors or any equivalent body or its chief executive officer;

       "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

       "Termination Date"  means the second anniversary of the Date of Issue.



1.2     Interpretation

       1.2.1 The headings used in this Agreement are for convenience only and shall not affect its meaning.

       1.2.2 References to a clause are (unless otherwise stated) to a clause of this Agreement.

       1.2.3 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

       1.2.4 References to a time in this Agreement are references to the time prevailing in New York City, except with respect to the determination of LIBOR where the time referred to is the time prevailing in London and except with respect to the application of clause 21.2.3 where the time referred to is the time prevailing in Paris.

       1.2.5 Any reference to the "exercise" of the Call Option or of the Put Option shall mean the sending of the notices provided respectively under clauses 4.2, 3.3 or 10.2.

2.     Conditions

2.1 The provisions of this Agreement are conditional upon the Option Stock being sold to the Banks in accordance with the terms of the Purchase Agreement and issued with the terms set forth in the Certificate of Designation as defined in and attached to the Purchase Agreement.

2.2 If the condition described in clause 2.1 is not satisfied on or before June 29, 2000 the provisions of this Agreement shall cease to have any effect with the exception of the provisions of clauses 11 Indemnity, 14 Costs and Expenses and 19 Applicable Law and Jurisdiction.

3.     Put Option

3.1 France Telecom hereby grants to each Bank the right to require France Telecom to purchase all (but not less than all) of the Option Stock that such Bank holds at the Sale Price.

3.2    The Put Option may only be exercised by each Bank:

       (a)    during the Put Option Period; or

       (b) during any other period in which a Put Acceleration Event has occurred and is continuing.

3.3 The Put Option shall be irrevocably exercisable by sending a notice in the form attached hereto as Exhibit 3.3 given either by each Bank or by the Bank Representative on behalf of all the Banks in writing to France Telecom at any time during the Put Option Period or in any period in which a Put Acceleration Event has occurred and is continuing. Subject to the provisions of clause 15 Possible extension of the Call Option Period and of the Put Option Period, if, at the expiry of the Put Option Period, the Put Option shall not have been so exercised by a Bank, it shall lapse for such Bank. Each notice shall specify the date (the "Put Completion Date"), which shall be not less than 8 Business Days from the date of the notice and which shall be at the latest on the Termination Date (except in case of extension of the Put Option Period as provided in clause 15.1), for the completion of the sale and purchase of the Option Stock concerned by such notice. Each Bank exercising its Put Option shall notify such exercise to the Bank Representative and all the other Banks without delay.

3.4 Completion of the sale and purchase of any Option Stock concerned by a notice received by France Telecom pursuant to clause 3.3 following the exercise of the Put Option shall take place on the Put Completion Date at the office of the Bank Representative or at such other place as the Bank Representative and France Telecom shall agree. At that time the Bank Representative (or, in the case where the notice referred to in clause
       3.3 was not sent by the Bank Representative, each Bank having sent such notice) shall deliver to France Telecom duly executed stock powers in the form of Exhibit 3.4 for the Option Stock concerned by the notice(s) sent pursuant to clause 3.3 to effect the transfer of good and marketable title to all such Option Stock free and clear of any and all liens and encumbrances created by the Banks together with all share certificates in respect of the same, against payment to each Bank concerned by such notice (as set forth therein) of the Sale Price attributed to such Bank in respect of all its Option Stock. Completion of the sale and purchase of the Option Stock pursuant to clause 4.3 and 10.2 of this Agreement shall be conducted in accordance with the provisions of this clause 3.4.

3.5 The rights of each Bank under or in connection with this clause 3 Put Option and more generally under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Bank from France Telecom shall be a separate and independent debt.

3.6 A Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.7 The obligation of France Telecom to purchase Option Stock from a Bank under this clause 3 Put Option and under clause 10.1 shall be conditioned upon such Bank not having as of the Put Completion Date relating to such Option Stock (i) agreed to amend, modify or terminate, or waived any condition or right of such Bank under, the Purchase Agreement, without the written consent of France Telecom, or (ii) sold, assigned, transferred or created a lien, encumbrance or charge with respect to any of its Option Stock or any of its rights thereto which continues to exist on the Put Completion Date.

4.     Call Option

4.1 In consideration of the payment of the option fees and of the Option Premiums as provided in clause 6 Fees, Option Premium and Default Interest, the Banks hereby grant to France Telecom or any Subsidiary of France Telecom designated in writing by France Telecom to the Banks in the notice given by France Telecom pursuant to clause 4.2 the right (exercisable during the Call Option Period) to purchase all (but not some only) of the Option Stock at a price equal to the sum of all Sale Prices.

4.2 The Call Option shall be irrevocably exercisable by sending a notice in the form attached hereto as Exhibit 3.3 given by France Telecom in writing to the Bank Representative at any time during the Call Option Period and exclusively for all the Option Stock at the same time. Any partial exercise of the Call Option shall be null and void, except as permitted under clauses 4.5 and 4.6. If at the expiry of the Call Option Period the Call Option shall not have been so exercised it shall lapse. The notice shall specify the date (the "Call Completion Date"), which shall be not less than 5 Business Days from the date of the notice and which shall be at the latest on the Termination Date (except in case of extension of the Call Option Period as provided in clause 15.1), for the completion of the sale and purchase of the Option Stock.

4.3 Completion of the sale and purchase of the Option Stock following the exercise of the Call Option shall take place on the Call Completion Date in accordance with the procedures set out in clause 3.4 provided that, the duly executed stock powers and the share certificates shall be delivered to France Telecom or to the Subsidiary of France Telecom designated in writing by France Telecom to the Banks as provided in clause 4.1.

4.4 The obligations of each Bank under this clause 4 Call Option and more generally under this Agreement are several. Failure by a Bank to perform its obligations under this Agreement does not affect the obligations of any other party to this Agreement. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

4.5 Notwithstanding anything to the contrary contained herein, if the Put Option is exercised by some but not all of the Banks, France Telecom shall have the right to exercise the Call Option hereunder with respect to the Option Stock held by the Banks that did not exercise the Put Option at a price equal to the sum of Sale Prices with respect to such remaining Option Stock.

4.6 Notwithstanding anything to the contrary contained herein, if some but not all of the Banks give notice pursuant to clause 3.3 of the exercise of their Put Option, the completion of the sale and purchase of the Option Stock concerned to take place on a Put Completion Date specified in such notice, France Telecom shall have the right to exercise the Call Option hereunder with respect to the Option Stock held by the Banks having given such notice by giving notice pursuant to clause 4.2 to each such Banks (with a copy to the Bank Representative) for a Call Completion Date which shall be on or before the Put Completion Date specified in the notice given by those Banks having so notified their exercise of the Put Option.

5.     Sale Price and Refund of Option Premium

5.1 The Sale Price for the Option Stock held by each Bank shall be equal to its Purchase Price.

5.2 If a Put Option or a Call Option is exercised pursuant to this Agreement, each Bank concerned by such Put Option or Call Option will on the corresponding Completion Date refund to France Telecom (such refund to be paid by partial offset of the Sale Price stated in clause 5.1) an amount equal to the equivalent in present value (determined in actuarial terms) to the Option Premium paid by France Telecom to such Bank on the most recent Premium Payment Date, to the extent to which such payment only accrued after the Completion Date, such amount to be calculated as follows:

       PP x L' x j
       ------------
       360 + L' x j

       where "PP" is Purchase Price, " L' " is the LIBOR minus 0.10 per cent per annum plus the Relevant Margin notified by the Bank Representative for the period remaining between the corresponding Completion Date and the next Premium Payment Date, and "j" is the number of days comprising the period for which "L'" is calculated.

       For the avoidance of doubt, such formula also covers any so-called "funding breakage costs".

       If a Market Disruption Event occurs and the Bank Representative or France Telecom so requires, the Bank Representative and France Telecom shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing to a substitute basis for determining the rate to be used to calculate the refund.

       Any alternative basis agreed pursuant to the preceding paragraph shall, with the prior consent of all the Banks and France Telecom, be binding on all parties.

6.     Fees, Option Premium and Default Interest

6.1 France Telecom, in respect of the Call Option, shall pay to the Bank Representative on behalf of (and for distribution to) the Banks (i) on the date of signature of this Agreement an option fee equal to 0.10 per cent of the aggregate amount of the Purchase Prices, (ii) on the earlier of April 30, 2000 and the Date of Issue an option fee equal to 0.05 per cent of the aggregate amount of the Purchase Prices, (iii) on the Date of Issue, an additional option fee equal to 0.05 per cent of the aggregate amount of the Purchase Prices, and (iv) on the third Premium Payment Date if the Call Completion Date has not occurred prior to such date an option fee equal to 0.10 per cent of the aggregate amount of the Purchase Prices.

6.2 France Telecom shall pay to the Bank Representative on behalf of (and for distribution to) the Banks on each Premium Payment Date (for those Banks as to which the Completion Date has not occurred prior thereto) an Option Premium (calculated in accordance with this clause 6.2) in respect of the Call Option.

       6.2.1 The Option Premium payable on any given Premium Payment Date shall be equal to the interest which would accrue on a principal amount equal to the aggregate amount of the Purchase Prices attributable to the Option Stock for which the Completion Date has not occurred in respect of the Premium Period commencing on such Premium Payment Date calculated at the rate per annum determined by the Bank Representative to be the aggregate of (a) the Relevant Margin and (b) Prepaid LIBOR.

       6.2.2 The first Premium Period will commence on the Date of Issue and end on the date falling six months after that date. Each subsequent Premium Period in respect of this Agreement will commence on the last day of the previous Premium Period and shall end on the date falling six months after such date.

       6.2.3 Subject to clause 6.2.4 if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation as provided in the definition of LIBOR, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

       6.2.4 Unless otherwise determined in accordance with clause 6.2.5, if a Market Disruption Event occurs for any Premium Period, then the Option Premium payable to each Bank on the corresponding Premium Payment Date shall be equal to the interest which would accrue on a principal amount equal to the amount of the Purchase Price paid by such Bank in respect of the Premium Period commencing on such Premium Payment Date calculated at the rate per annum determined by the Bank Representative to be the aggregate of (a) the Relevant Margin and (b) the rate equivalent in actuarial terms (as provided in the definition of Prepaid LIBOR) to the rate notified to the Bank Representative by such Bank as soon as practicable and in any event before the Option Premium is due to be paid in respect of the Premium Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its Purchase Price from whatever sources it may reasonably select.

       6.2.5 If a Market Disruption Event occurs and the Bank Representative or France Telecom so requires, the Bank Representative and France Telecom shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing to a substitute basis for determining the rate to be used to calculate the Option Premium.

                  Any alternative basis agreed pursuant to the preceding paragraph shall, with the prior consent of all the Banks and France Telecom, be binding on all parties.

       6.2.6 France Telecom shall compensate the Bank Representative (to the extent not otherwise reimbursed under this Agreement) and each Bank upon written request from the Bank Representative (which request shall set forth the basis for such compensation and shall, absent manifest error, bind all parties hereto), for all losses (including loss of reasonably anticipated profits), reasonable expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by a Bank to fund its Purchase Price) which such Bank sustains:

                  (i) as a consequence of the occurrence of a Put Acceleration Event as provided in clause 10 Put Acceleration Events; or

                  (ii) as a consequence of a failure by France Telecom to pay any amount under this Agreement on its due date.

6.3 If either party fails to pay any sum (including any sum payable pursuant to this clause 6.3) on its due date for payment under this Agreement, such party shall pay interest on such sum at a rate equal to the sum of
       1.25 per cent per annum and of the Overnight Rate calculated on the basis of actual days elapsed from the due date up to the date of actual payment (as well after as before judgment).

       Default interest under this clause 6.3 shall be due and payable on the last day of each such period and at least on the last day of every successive three-month period following the due date or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid.

       Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of such successive three-month period applicable to that overdue amount until actual payment but will remain immediately due and payable.

7.     Payments

7.1 Except as provided in clause 5.2, all payments by France Telecom hereunder shall be made without set-off or counterclaim and, subject to clause 7.2., free and clear of any deductions or withholdings, in Dollars in same day funds on the due date to the account of the Bank Representative notified to France Telecom by the Bank Representative.

7.2 If at any time France Telecom is required by law to make any deduction or withholding in respect of any Taxes from any payment due to any Finance Party hereunder, the sum due from France Telecom in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank Representative receives on the relevant due date and retains (free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. France Telecom shall promptly deliver to the Bank Representative receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

       France Telecom shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Bank Representative accordingly.

       If France Telecom is required to make a Tax deduction or withholding, France Telecom shall make such Tax Deduction or withholding within the time allowed and in the minimum amount required by law.

       Within 30 days of making either a Tax deduction or withholding or any payment required in connection with a Tax deduction or withholding, France Telecom shall deliver to the Bank Representative evidence reasonably satisfactory to the Bank entitled to the payment that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant tax authority.

7.3 When any payment would otherwise be due on a day which is not a Business Day, the next following Business Day shall be substituted for such day, unless such Business Day falls in the next calendar month, in which case the immediately preceding Business Day shall be substituted therefor.

7.4 Option Premium, default interest and other sums computed on an annualized basis shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360-day year.

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


7.5 Any certificate or determination of the Bank Representative as to any amount payable or required to be calculated hereunder shall be conclusive and binding on France Telecom and on the Banks in the absence of manifest error.

8.     Undertakings

8.1    France Telecom undertakes with each Bank that:

       8.1.1 it shall inform the Bank Representative of any Put Acceleration Event or any event which with the giving of notice or lapse of time or both would constitute a Put Acceleration Event forthwith upon becoming aware thereof;

       8.1.2 it shall provide the Banks with such financial and other information concerning France Telecom and NTL (to the extent that France Telecom has the right to provide any such information with respect to NTL without violating any confidentiality or fiduciary obligation) and their respective affairs as the Bank Representative may from time to time reasonably require;

       8.1.3 it shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of France or of the United States of America or any subdivision thereof, to enable it lawfully to enter into and perform its obligations under this Agreement and the Purchase Agreement or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and, to the extent applicable, of the Purchase Agreement;

       8.1.4 it shall ensure that at all times the claims of the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors;

       8.1.5 it shall not, without the prior written consent of the Majority Banks, create or permit to subsist any encumbrance in respect of Borrowed Monies Indebtedness over all or any of its present or future revenues or assets other than:

                  (a) any lien or right of set-off arising solely by operation of law and not by reason of any default;

                  (b) subject to clause 8.1.6, any banker's right of set-off or netting against amounts credited to accounts held by any Group member for amounts outstanding or liabilities of itself or any other Group member which is entered into in the ordinary course of business or as a result of normal banking arrangements or any banker's lien created in respect of any such set-off or netting arrangements but excluding arrangements which are established primarily for the purpose of affording a preferential position to the relevant creditor;

                  (c) any lien incurred in respect of purchase money indebtedness applied for the acquisition of an asset by France Telecom or any Subsidiary of France Telecom;

                  (d) any lien incurred to finance any development or alteration to any property which is directly owned by France Telecom or any Subsidiary of France Telecom;

                  (e) any lien attached to any asset of any Subsidiary prior to its acquisition by France Telecom;

                  (f) any encumbrance not covered by paragraphs (a) to (e) above, provided that the aggregate amount of Borrowed Monies Indebtedness secured by all encumbrances falling within this paragraph (f) does not, at any time, exceed 25 per cent of Consolidated Net Worth; or

                  (g)    renewals of any encumbrances referred to in paragraphs
                         (a) to (f) above;

       8.1.6 it shall make sure that its obligations pursuant to this Agreement shall be appropriately reflected in its accounts, including in its audited annual accounts, and if treated off-balance sheet by an appropriate note to the financial statements; and

       8.1.7 it shall duly perform and uphold its undertakings and agreements under the Purchase Agreement.

8.2 Each Bank undertakes with France Telecom that it will not, prior to the Completion Date on which the sale of its Option Stock is completed or, if later, the Termination Date, at any time sell, assign, transfer, create a lien with respect to, encumber, charge, exchange or convert any of its Option Stock or any of its rights thereto unless either:

       8.2.1 a Put Acceleration Event has occurred and (i) has not been remedied as per clause 10.1.2 or (ii) France Telecom shall have not performed its obligation to purchase Option Stock upon exercise by any of the Banks of the Put Option; or

       8.2.2      the prior written consent of France Telecom has been obtained.

9.     Representations and Warranties

9.1 France Telecom represents and warrants to each Bank as of the date hereof, and will be deemed to represent and warrant to each Bank on each Premium Payment Date and on each Completion Date, that:

       9.1.1 France Telecom is duly incorporated and validly existing under the laws of France and has power to execute, deliver and perform its obligations under this Agreement; all necessary action has been taken by it to authorize the execution, delivery and performance of this

                  Agreement, no limitation on its powers will be exceeded as a result of transactions under this Agreement and this Agreement constitutes valid and legally binding obligations of France Telecom enforceable in accordance with its terms;

       9.1.2 the execution, delivery and performance of this Agreement by France Telecom will not contravene any existing law, regulation or authorization to which it is subject, result in any material breach of or default under any agreement or other instrument to which France Telecom is a party or is subject or contravene any provision of France Telecom's corporate documents or to the best knowledge of France Telecom, without having made any specific investigation thereof, result in any material breach of or material default under any agreement or other instrument to which NTL is a party or is subject;

       9.1.3 every authorization of, or registration with, governmental or public bodies or courts required by France Telecom in connection with the execution, delivery, performance, validity, enforceability or admissibility in evidence of this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions imposed in connection therewith;

       9.1.4 no event or circumstance which constitutes or which with the giving of notice or lapse of time or both would constitute a Put Acceleration Event has occurred and is continuing;

       9.1.5 under the laws of France in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder;

       9.1.6 under the laws of France and of the State of New York in force at the date hereof, the claims of the Banks against France Telecom under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that may arise by operation of law;

       9.1.7 it irrevocably waives any immunity to jurisdiction which it has or hereafter may acquire (including any immunity, sovereign or otherwise pursuant to public law or status, to pre-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby that is instituted in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, or in any competent court of the French Republic or any other jurisdiction (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property. Without limiting the generality of the foregoing, France Telecom agrees that the waivers set forth in this clause 9.1.7 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such act;

       9.1.8 it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to its best knowledge and belief) threatened against it for its winding-up, dissolution (liquidation judiciaire), administration or reorganization (redressement judiciaire) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

       9.1.9 it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder;

       9.1.10 no action or administrative proceeding of or before any court or agency which is reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder has been started or (to the best of its knowledge and belief) threatened against it;

       9.1.11 all of the written information supplied by it to the Banks in connection herewith is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Banks and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide financing to France Telecom or to acquire the Preferred Stock;

       9.1.12 except with respect to encumbrances of the type permitted by clause 8.1.5, to the best knowledge of France Telecom, no encumbrance exists over all or any of its material present or future revenues or assets;

       9.1.13 the execution of this Agreement and of the Purchase Agreement and its exercise of its rights and performance of its obligations hereunder and thereunder will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets;

       9.1.14 the execution of this Agreement and of the Purchase Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder and thereunder will constitute, private and commercial acts done and performed for private and commercial purposes;

       9.1.15 it has not granted any rights of set-off under or pursuant to the terms of any outstanding credit facilities, bond documentation or note documentation, excluding any notes with a maturity of less than three years, to which it is a party;

       9.1.16 it has made its own investigation and assessment of the creditworthiness and general condition of NTL; it shall be solely responsible for continuing to evaluate the foregoing for its own account and shall not rely on any Finance Party for the furnishing of any assessment, information or commentary whatsoever in respect thereof and it has not relied on any statement or information given by any Finance Party in deciding to enter into this Agreement or the Purchase Agreement; and

       9.1.17 the representations and warranties of France Telecom under the Purchase Agreement with respect to the purchase by France Telecom from the Banks of the Preferred Shares (as such term is defined in the Purchase Agreement) are true and accurate.

9.2 Each Bank represents and warrants to France Telecom as of the date hereof and on the Completion Date on which the sale of its Option Stock is completed that:

       9.2.1 the Purchase Agreement has not been amended, modified or terminated, and no provision or condition thereof or any right of a Bank thereunder has been waived, without the written consent of France Telecom;

       9.2.2 each Bank is duly incorporated and validly existing under the laws of France or Germany, as the case may be, has on the date hereof and on the Completion Date the full corporate power and authority to make, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

10.    Put Acceleration Events

10.1 Each Bank may, and if so instructed by all the Banks, the Bank Representative shall, without prejudice to the Banks' other rights hereunder, require France Telecom to acquire the Option Stock held by such Bank (if requested by one Bank) or all the Option Stock (if requested by the Bank Representative) after any of the following events shall have occurred and so long as the same is subsisting, provided that with respect to any event listed in clause 10.1.2, 10.1.3, 10.1.4, 10.1.5, 10.1.8, 10.1.9, 10.1.11 and 10.1.14 the Majority Banks shall have to decide that such an event has occurred and constitutes a Put Acceleration Event prior to any request by any Bank or the Bank Representative that France Telecom acquires Option Stock;

       10.1.1 France Telecom fails to pay any sum payable by it under this Agreement in the currency, at the time and in the manner specified in this Agreement unless for sums other than any Sale Price or any Option Premium, such failure to pay is remedied within 10 Business Days of the occurrence thereof; or

       10.1.2 France Telecom defaults in the due performance or observance of any other of its obligations under this Agreement or, as long as it is a party to the Purchase Agreement, under the Purchase Agreement and (if such default is in the opinion of the Majority Banks capable of remedy) such default shall not have been remedied within 10 Business Days following written notice thereof to France Telecom by the Bank Representative; or

       10.1.3 any representation or warranty made or deemed to be made or repeated by France Telecom in or pursuant to this Agreement or in or pursuant to the Purchase Agreement is or proves to have been incorrect or misleading in any material respect; or

       10.1.4 it becomes unlawful for France Telecom to perform any or all its obligations under this Agreement or, as long as it is a party to the Purchase Agreement, under the Purchase Agreement; or

       10.1.5 France Telecom or NTL is unable to pay its debts as they fall due (in the case of France Telecom is in cessation de paiements), commences negotiations with its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

       10.1.6 France Telecom or NTL takes any corporate action or other steps are taken or legal proceedings (which proceedings are not discharged within 60 days from the date of their commencement) are started for its redressement judiciaire, liquidation judiciaire, winding-up, dissolution, administration or reorganization in a bankruptcy or insolvency proceeding; or

       10.1.7 France Telecom or NTL takes any corporate action or other steps are taken or legal proceedings are started for the appointment of an administrateur judiciaire, receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets; or

       10.1.8 any execution or distress is levied against, or an encumbrancer takes possession of the whole or any material part of, the property, undertaking or assets of France Telecom or NTL; or

       10.1.9 NTL defaults in any material respect in the due performance or observance of any of its obligations under the Purchase Agreement and (if such default is in the opinion of the Majority Banks capable of remedy) such default shall not have been remedied within 10 Business Days following written notice thereof to France Telecom, with a copy thereof sent at the same time to NTL at its address set forth in the Purchase Agreement, or any representation or warranty made or deemed to be made or repeated by NTL in or pursuant to
                  Section 1 of the Purchase Agreement is or proves to have been incorrect or misleading in any material respect; or

       10.1.10    France Telecom repudiates this Agreement; or

       10.1.11 at any time any act, condition or thing required to be done, fulfilled or performed in order (a) to enable France Telecom lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement or under the Purchase Agreement, (b) to ensure that the obligations expressed to be assumed by France Telecom in this Agreement or in the Purchase Agreement are legal, valid and binding or (c) to make this

                  Agreement or the Purchase Agreement admissible in evidence in the city of New York and in France is not done, fulfilled or performed and any such act, condition or thing is, in the opinion of the Majority Banks, material; or

       10.1.12 Standard and Poors reduces its credit rating of France Telecom's long-term debt below A - or Moody's reduces its credit rating of France Telecom's long-term debt below Aa3; or

       10.1.13 it becomes unlawful in any jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or the Purchase Agreement or to hold Preferred Stock, in which case the Put Acceleration Event shall be deemed to occur solely with respect to such Bank; or

       10.1.14 any company or person or a group of persons and/or of companies acting in concert, other than France Telecom, acquires control directly or indirectly of NTL, within the meaning of the term "control" as set forth in the definition of Subsidiary or France Telecom and/or any Subsidiary thereof shall no longer be the registered and beneficial owner of capital stock of NTL representing at least 2 per cent of the voting rights of all outstanding NTL capital stock; or

       10.1.15 companies of the Group, on a consolidated basis (including France Telecom), or France Telecom on an individual basis sell, lease, transfer or otherwise dispose of (including by discontinuation), by one or more transactions or series of transactions (whether related or not), the whole or any substantial part (the book value of which is, (i) in the case of companies of the Group on a consolidated basis, when aggregated with the book value of the Group's revenues or, as the case may be, the Group's assets which have been sold, leased, transferred or otherwise disposed of during any twelve month period following the date of this Agreement, 20 per cent or more of the book value of the whole, determined by reference to France Telecom's latest consolidated financial statements delivered by France Telecom pursuant to clause 8.1.2 and (ii) in the case of France Telecom on an individual basis when aggregated with the book value of its revenues or, as the case may be, assets which have been sold, leased, transferred or otherwise disposed of during any twelve month period following the date of this Agreement, 20 per cent or more of the book value of the whole, determined by reference to France Telecom's latest statutory audited financial statements delivered by France Telecom pursuant to clause 8.1.2) of the Group's revenues or assets in the case of companies of the Group on a consolidated basis or of France Telecom's revenues or assets in the case of France Telecom on an individual basis, other than:

                  (a) disposals of stock in trade in the ordinary course of business;

                  (b) disposals on arm's length commercial terms, for full value and for cash consideration;

                  (c) in the case of companies of the Group other than France Telecom, disposals to another member of the Group;

                  (d) disposals required by law, regulation, governmental order or governmental authority; or

                  (e) disposals, the proceeds of which are to be reinvested in the Group in the case of companies of the Group other than France Telecom or used to repay any Borrowed Monies Indebtedness within six months.

10.2 The rights conferred upon the Banks and the Bank Representative pursuant to clause 10.1 may be exercised even if the Put Option Period has not then begun. If France Telecom is required to purchase all or part of the Option Stock pursuant to clause 10.1, then completion of the transaction shall take place pursuant to the notice given to France Telecom in accordance with clause 3.3 or 4.2 and in accordance with the provisions of clause 3.4.

11.    Indemnity

11.1 Notwithstanding anything to the contrary in this Agreement or any other agreement referred to in this Agreement including the Purchase Agreement, France Telecom agrees to indemnify and hold harmless each of the Finance Parties and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such indemnified person as a result of or arising out of or in any way related to or resulting from this Agreement, from the Purchase Agreement or from holding Preferred Stock, and France Telecom agrees to reimburse each indemnified person for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided that France Telecom shall not have to indemnify any indemnified person against loss, claim, damage, expense or liability to the extent that the same resulted primarily from the gross negligence or willful misconduct of such indemnified person. Promptly after receipt by an indemnified person of notice of the commencement of any action, suit or proceeding, or existence of a claim, such indemnified person shall give written notice to France Telecom with respect thereto. At France Telecom's request, the Banks and their counsel shall cooperate and consult with France Telecom and the counsel appointed at France Telecom's cost by France Telecom. The Banks shall provide France Telecom with all information or documents in relation to any such action, suit, proceeding or claim which France Telecom may reasonably request. In the event of a disagreement on the strategy to be implemented with regard to any such action, suit, proceeding or claim or if France Telecom chooses not to intervene in the defense of the indemnified person, the indemnified person will keep ultimate management of its defense for its own benefit.

11.2   (a)    France Telecom shall (within 5 Business Days of demand by
              the Bank Representative) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

       (b) Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

               (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

               (B) under the law of the jurisdiction in which that Finance Party's office through which that Finance Party will perform its obligations under this Agreement and the Purchase Agreement is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party other than a dividend in kind in relation to the Preferred Stock;

       (c) A Protected Party making or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Bank Representative of the event which will give, or has given, rise to the claims, following which the Bank Representative shall notify France Telecom;

       (d) A Protected Party shall, on receiving payment from France Telecom under this clause 11.2, notify the Bank Representative.

11.3   (a)    All consideration payable under this Agreement by France
              Telecom to a Finance Party shall be deemed to be exclusive of any value added tax (VAT). If VAT is chargeable, France Telecom shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

       (b) Where this Agreement requires France Telecom to reimburse a Finance Party for any costs or expenses, France Telecom shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

11.4 France Telecom shall promptly indemnify the Bank Representative (acting on behalf and for distribution to the Banks) for any cost relating to any stamp, transfer, sales and use, value added, documentary, registration, issuance or similar tax, assessment or other governmental charge imposed on the sale or delivery of the Preferred Stock pursuant to the Purchase Agreement, on the sale or delivery of the Option Stock pursuant to this Agreement, or upon the execution, delivery or performance of the Purchase Agreement and this Agreement.

11.5 France Telecom shall promptly indemnify the Bank Representative against any cost, loss or liability incurred by the Bank Representative (acting reasonably) as a result of:

       (a) investigating any event which it reasonably believes is a Put Acceleration Event; or

       (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.

  11.6 If any sum due from France Telecom under this Agreement (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

         (i)  making or filing a claim or proof against France Telecom; or

         (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

         France Telecom shall, as an independent obligation, within 5 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to calculate the conversion of that Sum from the First Currency into the Second Currency and (B) the market rate or rates of exchange actually available to such Finance Party at the time of its receipt of that Sum.

         France Telecom waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than that in which it is expressed to be payable.

11.7 In the event any Finance Party receives, as a result of judgment, settlement, indemnification or otherwise, any amounts that in the aggregate exceed the amount of damages, costs or expenses actually suffered or incurred by such Finance Party and with respect to which such Finance Party has received reimbursement, indemnification or other payment from France Telecom pursuant to this Agreement, such Finance Party shall promptly pay to France Telecom the amount equal to the excess of the aggregate amounts received by such Finance Party with respect to such damages, costs or expenses over the amounts of damages, costs or expenses actually suffered or incurred by such Finance Party.

12.    Increased costs

12.1   (a)    Subject to clause 12.3, France Telecom shall, within five Business
              Days of a demand by the Bank Representative, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

       (b)    In this Agreement "Increased Costs" means:

               (i) a reduction in the return on or calculated by reference to any amount received or receivable by a Finance Party under this Agreement or a reduction in the rate of return on a Finance Party's overall capital;

               (ii)  an additional or increased cost; or

               (iii) a reduction of any amount due and payable under this
                     Agreement,

              which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into this Agreement or the Purchase Agreement or performing its obligations under this Agreement or the Purchase Agreement.

12.2   (a)    A Finance Party intending to make a claim pursuant to
              clause 12.1 shall notify the Bank Representative of the event giving rise to the claim, following which the Bank Representative shall promptly notify France Telecom.

       (b) Each Finance Party shall, as soon as practicable after a demand by the Bank Representative, provide a certificate confirming the amount of its Increased Costs.

12.3   Clause 12.1 does not apply to the extent any Increased Cost is

       (i) attributable to a Tax deduction required by law to be made by France Telecom;

       (ii) otherwise compensated for pursuant to this Agreement, including under clause 11.2 (or would have been compensated for under clause
              11.2 but was not so compensated solely because one of the exclusions in paragraph (b) of clause 11.2 applied); or

       (iii) attributable to gross negligence of the relevant Finance Party or to the willful breach by the relevant Finance Party of any law or regulation or of this Agreement or the Purchase Agreement.

13.    Mitigation by the Finance Parties

13.1   (a)    Each Finance Party shall, in consultation with France
              Telecom (such consultation to extend to the analysis of all possible steps to be taken reasonably by each Finance Party), take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under any of clause 7.2, clause 11 Indemnity, clause 12 Increased Costs or clause 15 Possible Extension of the Call Option Period and of the Put Option Period.

       (b) Paragraph (a) above does not in any way limit the obligations of France Telecom under this Agreement.

13.2   (a)    France Telecom shall indemnify each Finance Party for all
              costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 13.1.

       (b) A Finance Party is not obliged to take any steps under clause 13.1 if, in the opinion of that Finance Party (acting reasonably), to do so would be detrimental to it.

14.    Costs and Expenses

14.1 France Telecom shall promptly on demand pay the Banks the amount of all reasonable fees and disbursements of one law firm incurred by them in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement (including the Purchase Agreement).

14.2 If France Telecom requests an amendment, waiver or consent, France Telecom shall, within 10 Business Days of demand, reimburse the Bank Representative for the amount of all reasonable fees and disbursements of one law firm incurred by the Bank Representative and the Banks in responding to, evaluating, negotiating or complying with that request or requirement.

14.3 France Telecom shall, within 10 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including fees and disbursements of one law firm in France and of one law firm in the United States of America for all Finance Parties) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, this Agreement and any other documents referred to in this Agreement including the Purchase Agreement.

15.    Possible Extension of the Call Option Period and of the Put Option Period

15.1 To the extent that on the last day of the Call Option Period or of the Put Option Period any law, regulation or judicial decision prohibits or otherwise renders impossible the transfer of all or part of the Option Stock from any or all Banks to France Telecom, the duration of the Call Option Period and of the Put Option Period shall be extended until 20 Business Days following the date on which each Finance Party and France Telecom has been notified that such prohibition or impossibility is terminated (whether or not such date is after the Termination Date), subject to the following conditions:

       (a) if the transfer of all or part of the Option Stock from the Banks to France Telecom is prohibited by a decision of a tribunal at the request of a person who is either France Telecom or an Affiliate thereof, the duration of the Call Option Period shall not be extended unless such judicial decision determines on the merits that France Telecom is prohibited by a newly enacted law or regulation from acquiring the Option Stock from the Banks under this Agreement;

       (b) as long as the period during which the Put Option Period and/or the Call Option Period is extended hereunder, France Telecom agrees to use all reasonable efforts to cause NTL to (i) fully cooperate and ensure that the reasons for such extension disappear as soon as possible, and (ii) assist as much as possible the other parties hereto in the elaboration of any action taken to reach such result;

15.2 It is only after a final court decision, not subject to appeal, has ruled that the circumstances which have led to the extension of the Call Option Period and/or of the Put Option Period cannot be lifted, that each Bank will be entitled to request France Telecom to pay to such Bank the Sale Price of such Bank as if the transfer of the Option Stock could occur and France Telecom will have to pay such Sale Price within 5 Business Days from such request; in such circumstances after such payment and as long as France Telecom cannot become the holder of the Option Stock (i) each Bank shall use its best efforts to transfer the Option Stock to France Telecom as soon as possible, (ii) each Bank shall ensure that all income (net of any Tax bearing on such Bank in respect thereof) received by such Bank in relation with the Option Stock be transferred to France Telecom as soon as possible after receipt and (iii) to the maximum extent possible without suffering a prejudice therefrom, each Bank will utilize its best efforts, in good faith, to accept any possible alternate solution to the payment of the Sale Price.

15.3 As long as the Call Option Period and/or the Put Option Period are extended beyond the Termination Date as provided in clause 15.1 and unless the Sale Price has been paid in accordance with the provisions of clause 15.2, for the first time on the Termination Date, then on the date which is falling six months after the Termination Date and thereafter on each date which is falling six months after the preceding date on which such a payment is made, France Telecom shall pay to each Bank a premium calculated like the Option Premium except that the Relevant Margin shall be equal to 0.50 per cent per annum.

15.4 As long as the Call Option Period and/or the Put Option Period are extended beyond the Termination Date as provided in clause 15.1, to the extent the Banks receive (or are deemed to receive for tax purposes) any income in relation with the Preferred Stock and have to pay Taxes in connection therewith, without limiting the generality of the provisions of clauses 7.2 and 11.2, France Telecom shall (within 5 Business Days of demand by the Bank Representative) pay to such Banks an amount sufficient to ensure that, after the making of such payment, such Banks are fully indemnified for any such Taxes including any Tax on any amount so received pursuant to this clause 15.4.

15.5 As long as the Call Option Period and/or the Put Option Period are extended beyond the Termination Date, and more generally any time a substantive provision of this Agreement cannot be applied in accordance with its terms, the parties to this Agreement agree to meet in good faith to try to find any possible alternative solution which will allow the parties to this Agreement to maintain generally the economic equilibrium of this Agreement and achieve their original intentions when entering into this Agreement, provided that nothing in this clause 15.5 shall entail that, in order to achieve such objective, any Bank shall have to suffer a prejudice or take any action which it considers, in good faith, to be detrimental to it.

15.6 Except as provided in clauses 15.1 through 15.5, all the provisions of this Agreement will remain unchanged as long as the Call Option Period and/or the Put Option Period are extended as provided in clause 15.1.

16.    Assignments and Transfers

16.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

16.2 None of the parties hereto may assign or transfer any of its rights or obligations under this Agreement without, in the case of France Telecom, having obtained the prior written consent of the Bank Representative on behalf of the Banks and, in the case of any Finance Party, the prior written consent of France Telecom which, in the case of an assignment or transfer to any such Finance Party's Affiliate, shall not be refused without reasonable justification.

17.    Bank Representative

17.1 Each Bank hereby appoints the Bank Representative to act as its agent in connection herewith and authorises the Bank Representative to exercise such rights, powers and discretions as are specifically delegated to the Bank Representative by the terms hereof together with all such rights, powers and discretions as are reasonably incidental thereto (it being declared, for the avoidance of doubt, that the Bank Representative shall have no authority to commence legal proceedings against France Telecom on behalf of any Bank without the prior written consent of such Bank).

17.2   The Bank Representative may:

       (i) assume that none of those events mentioned in clause 10 Put Acceleration Events has occurred and that France Telecom is not in breach of its obligations hereunder unless it has actual knowledge or actual notice to the contrary;

       (ii) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem reasonably necessary, expedient or desirable and rely upon any advice so obtained;

       (iii) rely as to any matters of fact which might reasonably be expected to be within the knowledge of France Telecom upon a certificate signed by or on behalf of France Telecom;

       (iv) rely on any communication or document believed by it to be genuine;

       (v) refrain from exercising any right, power or discretion vested in it hereunder unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

       (vi) refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

17.3   The Bank Representative shall:

       (i) promptly inform each Bank of the contents of any notice or document received by it from France Telecom hereunder;

       (ii) promptly notify each Bank of the occurrence of any of those events mentioned in clause 10 Put Acceleration Events or any default by France Telecom in the due performance of its obligations under this Agreement of which the Bank Representative has actual knowledge or actual notice;

       (iii) subject to the foregoing provisions of this clause, act in accordance with any instructions given to it by the Majority Banks; and

       (iv) if so instructed by the Majority Banks, refrain from exercising a right, power or discretion vested in it hereunder.

17.4 Notwithstanding anything to the contrary expressed or implied herein, the Bank Representative shall not:

       (i) be bound to enquire as to the occurrence or otherwise of any of those events mentioned in clause 10 Put Acceleration Events or as to the performance or otherwise by France Telecom of its obligations hereunder;

       (ii) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

       (iii) be bound to disclose to any other person any information relating to France Telecom if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

       (iv) be under any obligation other than those for which express provision is made herein.

17.5 Subject to the appointment and acceptance of a successor Bank Representative as provided below, the Bank Representative may at any time and upon not less than 60 (sixty) days' notice from the Majority Banks shall resign as Bank Representative by giving written notice to the Banks and France Telecom. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Bank Representative acceptable to France Telecom. If no successor Bank Representative shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty days after the retiring Bank Representative gave notice of resignation, the retiring Bank Representative may on behalf of the Banks, appoint a successor
       Bank Representative, which shall be a Bank or a bank which is a subsidiary or a parent company of a Bank. Upon the acceptance of any appointment as Bank Representative by a successor Bank Representative, such successor Bank Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Bank Representative, and the retiring Bank Representative shall be discharged from its duties and obligations hereunder as Bank Representative. The provisions of this clause 17.5 shall continue in effect for the benefit of the retiring Bank Representative in respect of any actions taken or omitted to be taken by it while it was acting as the Bank Representative.

17.6 The Bank Representative shall be indemnified by each Bank against any and all costs, claims, expenses (including but not limited to legal fees) and liabilities which the Bank Representative may incur in complying with any instructions received by it from the Majority Banks in the proportion which the Purchase Price of such Bank bears to the aggregate amount of all Purchase Prices, provided no Bank shall have any obligation under this clause 17.6 to indemnify the Bank Representative against any such costs, claims, expenses and liabilities incurred by the Bank Representative in the course of any legal proceedings taken against France Telecom without the prior written consent of such Bank.

17.7 The Bank Representative does not accept any responsibility for the accuracy and/or completeness of any information supplied to any Bank in connection with the transactions contemplated by this Agreement or the Purchase Agreement or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or the Purchase Agreement and the Bank Representative shall not be under any liability as a result of taking or omitting to take any action in relation to this Agreement save in the case of gross negligence or wilful misconduct.

17.8 Each Bank agrees that it will not assert or seek to assert against any director, officer or employee of the Bank Representative any claim it might have in respect of the matters referred to in clause 17.7.

17.9 The Bank Representative may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with France Telecom.

17.10 It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of France Telecom and NTL and accordingly each Bank confirms to the Bank Representative that it has not relied, and will not hereafter rely, on the Bank Representative:

       (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by France Telecom and NTL in connection with this Agreement or the Purchase Agreement or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Bank Representative); or

       (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of France Telecom and NTL.

18.    Accession of New Banks

To the extent that prior to the Date of Issue France Telecom substitutes to itself, in whole or in part, one or more banks to acquire Preferred Stock under the Purchase Agreement, any such bank (an "Additional Bank") shall become party to this Agreement and shall be allowed to participate in the arrangements contemplated by this Agreement, in which case, upon and with effect from delivery to the Bank Representative by such Additional Bank and France Telecom of an Accession Notice in the form attached as Exhibit 18, such Additional Bank shall be treated as a Bank as if it had been named as such at the beginning of this Agreement, provided that such Additional Bank is a first rank bank established in Paris, with a rating of its long-term debt by Standard & Poors of at least "A" unless the prior written approval of the Majority Banks has been obtained, such approval not to be unreasonably withheld.

19.    Applicable Law and Jurisdiction

19.1 This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the law of the State of New York, United States of America.

19.2 Each of the Finance Parties and France Telecom irrevocably agrees that any legal suit, action or proceeding against it arising out of or in connection with this Agreement, the Preferred Stock or the Option Stock, as the case may be, may be instituted in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, as applicable, and irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

20.    Entire Agreement

       This Agreement constitutes the entire and only legally binding agreement between the parties relating to its subject matter and no amendment or modification of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such an amendment or modification.

21.    Notices

21.1 Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address given below or in the Accession Notice in the case of an Additional Bank. Any alteration in such details shall, to have effect, be notified to the other parties in accordance with this clause.

21.2   Service of a notice must be effected by one of the following methods:

       21.2.1 personally on an authorized representative of France Telecom or a Bank or the Bank Representative, as the case may be, in which case notice shall be treated as served at the time of such service;

       21.2.2 by prepaid first class mail (or by airmail if from one country to another) to the address of France Telecom, a Bank or the Bank Representative, as the case may be, and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

       21.2.3 by facsimile to France Telecom, a Bank or the Bank Representative, as the case may be, in which case notice shall be treated as served at the expiration of 2 hours after the time of dispatch, if dispatched before 3.00 p.m. on any Business Day and, in any other case, at 10.00 a.m. on the Business Day following the date of dispatch, but in any event only if a confirmation of the receipt by the recipient of the facsimile appears correctly on the sender's facsimile transmission report.

21.3 The relevant address and facsimile numbers of the parties are as follows:

       ----------------------------- ------------------------- -------------------------- ------------------------
       Party                         Attention                 Facsimile number           Address

       ----------------------------- ------------------------- -------------------------- ------------------------
        the Bank Representative      Damien Scaillierez        (33-1) 41-89-39-53         Credit Agricole
                                                                                          Indosuez
                                                                                          9, Quai du President
                                                                                          Paul Doumer
                                                                                          92400 Courbevoie,
                                                                                          France

       ----------------------------- ------------------------- -------------------------- ------------------------
        Banque Nationale de Paris    Philippe Roca             (33-1) 40-14-69-40         Financements Structures
                                                                                          20, Boulevard des
                                                                                          Italiens
                                                                                          75009 Paris, France

       ----------------------------- ------------------------- -------------------------- ------------------------
        Credit Agricole Indosuez     Damien Scaillierez        (33-1) 41-89-39-53         Credit Agricole
                                                                                          Indosuez
                                                                                          9, Quai du President
                                                                                          Paul Doumer
                                                                                          92400 Courbevoie,
                                                                                          France

       ----------------------------- ------------------------- -------------------------- ------------------------
        Deutsche Bank AG             Benoit Deschamps          (33-1) 42-89-00-45         3, Avenue de Friedland
        Paris Branch                                                                      75008 Paris, France

       ----------------------------- ------------------------- -------------------------- ------------------------
        Westdeutsche Landesbank      Khaled Osman              (33-1) 45-63-15-71         15, Avenue de Friedland
        Girozentrale                                                                      75008 Paris, France
        Paris Branch

       ----------------------------- ------------------------- -------------------------- ------------------------
        France Telecom               Philip McAllister         (33-1)                     212, rue Raymond
                                                               44-44-86-00                Losserand
                                                                                          75014 Paris,
                                                                                          France

       ----------------------------- ------------------------- -------------------------- ------------------------
        with a copy to:

        Shearman & Sterling          Alfred J. Ross, Jr.       (212) 848-7179             599 Lexington Avenue
                                                                                          New York, NY
                                                                                          10022, U.S.A.

       ----------------------------- ------------------------- -------------------------- ------------------------


22.    Remedies and Waivers

       No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

  THIS AGREEMENT has been duly executed on the date stated above.

  BANQUE NATIONALE DE PARIS

  By: /s/ Lionel Bordarier                   By: /s/ Christophe Delafontaine
     --------------------------                 --------------------------------
     Title : Directeur                          Title : Directeur Adjoint



  CREDIT AGRICOLE INDOSUEZ

  By: /s/ Michel Chabanel                    By: /s/ Damien Scaillierez
     --------------------------                 --------------------------------
     Title : Head of Acquisition                Title : Fonde de Pouvoir
             Finance

  DEUTSCHE BANK AG
  PARIS BRANCH

  By: /s/ Benoit Deschamps                   By: /s/ Antoine de Maistre
     --------------------------                 --------------------------------
     Title : Directeur                          Title :



  WESTDEUTSCHE LANDESBANK GIROZENTRALE
  PARIS BRANCH

  By: /s/ Barbara Selves                     By: /s/ Nadine Veldung
     --------------------------                 --------------------------------
     Title : Directeur                          Title : Directeur



  FRANCE TELECOM

  By: /s/ Eric Bouvier                       By:
     --------------------------                 --------------------------------
     Title : Head of the Mergers                Title :
             & Acquisitions Department


  CREDIT AGRICOLE INDOSUEZ,
     as Bank Representative

  By: /s/ Michel Chabanel                    By: /s/ Damien Scaillierez
     --------------------------                 --------------------------------
     Title : Head of Acquisition                Title : Fonde de Pouvoir
             Finance

                                                                     EXHIBIT 3.3

                                     NOTICE

       [To be delivered for purposes of exercising the Put or Call Option]

To: [______](1)

         Reference is hereby made to the Put and Call Option Agreement dated February 17, 2000, among Banque Nationale de Paris, Credit Agricole Indosuez, Deutsche Bank AG Paris Branch, Westdeutsche Landesbank Girozentrale Paris Branch and France Telecom [as amended](2). The undersigned hereby gives notice pursuant to clause [___](3) of the Put and Call Option Agreement that it irrevocably exercises its rights under the Put and Call Option Agreement (Put Option/Call Option)(4) to [sell/purchase](4) [___] shares of 5% Cumulative Preferred Stock, Series A of NTL Incorporated, with a Completion Date for delivering the shares and the amount payable with respect thereto under the Put and Call Option Agreement to be on [___], 200[___].(5)

         Payment of the Purchase Price (being US $ _____________) shall be made in same day funds to the undersigned at [insert payment instructions].

         [In case of exercise of the Call Option, if applicable indicate the name of the Subsidiary of France Telecom to receive and pay for the Option Stock and relevant instructions.]

         Dated:  [_____________]


                                        [ENTITY NAME]

                                        By: ___________________
                                            Name:
                                            Title:


--------------------------------------------------------------------------------

1        If notice is given by a Bank or the Bank Representative of its exercise of the Put Option, notice should be given to France Telecom. If notice is given by France Telecom of its exercise of the Call Option, notice should be given to the Bank Representative and in connection with clause 4.6 to each Bank concerned.

2        Delete if not necessary.

3        Refer to appropriate clause: clause 3.3 or 10.2 with respect to the
Put Option; 4.2 with respect to the Call Option.

4        Delete inapplicable references.

5        Specify a Completion Date which is not less than 5 Business Days (for the Call Option) or 8 Business Days (for the Put Option) from the date of the notice and which will be at the latest on the Termination Date.


                                      (i)

                                                                     EXHIBIT 3.4





                                   STOCK POWER



       FOR VALUE RECEIVED, [_____________] does hereby sell, assign and transfer unto [_____________] Shares of 5% Cumulative Preferred Stock, Series A of NTL Incorporated represented by Certificate No. [_____________] (the "Stock"), standing in its name on the books of said corporation and does hereby irrevocably constitute and appoint [_____________] attorney to transfer the said Stock on the books of said corporation with full power of substitution in the premises.

       Dated:     [_____________], 200[__]





                                        [NAME OF ENTITY]

                                        By: ___________________
                                            Name:





                  In presence of:


                  ----------------

                  Name:







                                      (ii)

                                                                      EXHIBIT 18

                    FORM OF ACCESSION NOTICE TO BE DELIVERED
                   BY AN ADDITIONAL BANK PURSUANT TO CLAUSE 18



       To: [Bank Representative]

       (a) Reference is hereby made to the Put and Call Option Agreement dated February 17, 2000, among Banque Nationale de Paris, Credit Agricole Indosuez, Deutsche Bank AG Paris Branch, Westdeutsche Landesbank Girozentrale Paris Branch and France Telecom (the "Option Agreement"). Terms defined in the Option Agreement have the same meanings herein.

       (b) We hereby confirm and give you notice pursuant to clause 18 Accession of New Banks of the Option Agreement that we wish to accede to the Option Agreement and become a Bank for purposes of the Option Agreement.

       (c) We hereby confirm that we have received a copy of the Option Agreement and the Purchase Agreement and attached Certificate of Designation and hereby undertake and agree to be bound by the terms and conditions thereof insofar as such terms and conditions apply to a Bank.

       (d) We hereby confirm that our Option Stock will, upon closing of the purchase thereof, consist of [______] shares of Preferred Stock.

       (e) We hereby confirm that at the date hereof the representations set out in clause 9.2 of the Option Agreement would be true (to the extent that such representations can relate to ourselves) if repeated by reference to and in respect of ourselves on the date of this Notice and hereby repeat the same.

       (f) We hereby confirm that we have received separately on the date hereof from France Telecom the fees which should have been due to us on or prior to the date hereof pursuant to the provisions of clause 6.1 of the Option Agreement.

       (g)    Our details for notices under the Option Agreement are:

                  Address:
              Telephone Number:
              Telex Number:
              Facsimile Number:

                                     (iii)

       (h) This Accession Notice shall be governed by and construed in accordance with the laws of the State of New York, United States of America applicable to contracts executed in and to be performed entirely in that state and without regard to any applicable conflicts of law principles.

       [NAME OF ENTITY]


       ---------------
       by:

       We hereby confirm our acceptance of the accession by [________] to the Option Agreement as provided above and hereby confirm that from the date hereof we agree to treat [________] as a Bank under the Option Agreement as if it had been named as such at the beginning of the Option Agreement.


       France Telecom

       By : ________________
       Title:








                                      (iv)